Exhibit 10.59

EXECUTION COPY

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Denis R. Burger, Ph.D (“Employee”) and AVI BioPharma, Inc. (“Employer”), and is effective eight (8) days after Employee signs this Agreement (“Effective Date”).

The parties agree as follows:

1.            Resignation. Employee resigned his position as Employer’s Chief Executive Officer, effective March 27, 2007 (the “Resignation Date”). Employee has been paid his salary and other compensation through March 27, 2007, less all lawful or required deductions.

2.            Consideration.

2.1           Employer will pay Employee an amount equivalent to eighteen (18) months base salary of $375,000, which is equivalent to $562,500 (“Severance Funds”). The Severance Funds will be paid in equal installments in accordance with Employer’s the normal payroll policies over the life of the severance period.

2.2           In addition to payment of the Severance Funds, Employer will extend the exercise date to March 28, 2010 of all options to purchase shares of Employer’s common stock previously granted to Employee, the terms of which are set forth on attached Schedule I (the “Options”). Employer and Employee note that the effect of extending the exercise period of Incentive Stock Options will be to convert such options to Non-Qualified Options under the Internal Revenue Code of 1986, as amended.

2.3           In addition to the Severance Funds and the treatment of Options as described above, for eighteen months from the effective date hereof, at its option Employer shall either (a) continue to provide the same health insurance coverage it currently offers to Employee or (b) will reimburse Employee for all COBRA payments.

3.            Return of Company Property. Employee represents that he has returned all Employer property in his possession or under his control, including but not limited to keys, credit cards, files, laptop computer and any and all Company documents.

4.            Confidentiality. The parties will use reasonable efforts to keep the terms of this Agreement confidential. Employee may disclose the terms of this Agreement to his immediate family. Employer may disclose the terms of this Agreement to its officers and managers. Either party may disclose the terms of this Agreement to their respective attorneys, accountants, financial advisers, auditors, or similar advisors, or in response to government requests.   Third persons

informed of the terms of this Agreement shall in turn be advised of this confidentiality provision and requested to maintain such confidentiality.

5.            Release.

5.1           In exchange for the consideration paid to Employee as set forth in this Agreement, Employee forever releases and discharges Employer, any of Employer-sponsored employee benefit plans in which Employee participates, or was participating in, (collectively the “Plans”) and all of their respective officers, members, managers, partners, directors, trustees, agents, employees, and all of their successors and assigns (collectively “Releasees”) from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees (collectively “Claims”) which Employee may have arising out of his employment (including Claims that may arise out of Employee’s employment agreement), on behalf of himself, known, unknown, or later discovered which arose prior to the date Employee signs this Agreement. This release includes but is not limited to, any Claims under any local, state, or federal laws prohibiting discrimination in employment, including without limitation the Civil Rights Acts, or the Oregon State Law Against Discrimination, the Americans with Disabilities Act, the Age Discrimination in Employment Act, or Claims under the Employee Retirement Income Security Act, or Claims alleging any legal restriction on Employer’s right to terminate its employees, any Claims Employee has relating to his rights to or against any of the Plans, or personal injury Claims, including without limitation wrongful discharge, breach of contract, defamation, tortious interference with business expectancy, constructive discharge, or infliction of emotional distress. Employee represents that he has not filed any Claim against Employer or its Releasees, he has no knowledge of any facts that would support any Claim by Employee against Employer or by a third party against Employer, and that he will file a Claim at any time in the future concerning Claims released in this Agreement; provided, however, that this will not limit Employee from filing a Claim to enforce the terms of this Agreement.

5.2           In consideration of the promises of Employee as set forth herein, Employer does hereby, and for its successors and assigns, release, acquit and forever discharge Employee from any and all actions, causes of action, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, and demands (including attorneys’ fees and costs actually incurred), of whatever character in law or in equity known or unknown, suspected or unsuspected, from the beginning of time to the date of execution hereof.

6.             Non-disparagement. Employee and Employer each agree not to make disparaging statements about each other, except in the case of Employer statements that are required under applicable federal or state securities laws or applicable rules and regulations of any exchange on which Employer’s stock is traded.

7.            Consideration and Revocation Periods. Employee understands and acknowledges the significance and consequences of this Agreement, that it is voluntary, that it has not been given as a result of any coercion, and expressly confirms that it is to be given full force and effect according to all of its terms, including those relating to unknown Claims. Employee was hereby advised of his right to seek the advice of an attorney prior to signing this Agreement. Employee acknowledges that he has signed this Agreement only after full reflection and analysis. Although he is free to sign this Agreement before then, Employee acknowledges he was given at least 21 days after receipt of this document in which to consider it (the “Consideration Period”). If Employee executes this Agreement prior to the end of the Consideration Period, Employee hereby waives any rights associated therewith. Employee may revoke this Agreement seven (7) days after signing it and forfeit all benefits described in paragraph 2 of this Agreement. Employee and Employer agree that any changes made to this Agreement during the Consideration Period as a result of negotiations between the parties do not restart the running of the Consideration Period.

8.            No Liability. This Agreement shall not be construed as an admission by either party that it acted wrongfully with respect to the other.

9.            Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

10.          Entire Agreement. This Agreement represents and contains the entire understanding between the parties in connection with its subject matter. All other prior written or oral agreements or understandings are merged into and superseded by this Agreement. Employee acknowledges that in signing this Agreement, he has not relied upon any representation or statement not set forth in this Agreement made by Employer or any of its representatives.

11.          Attorney Fees. If any suit or action is filed by either party to enforce this Agreement or otherwise with respect to the subject matter hereof, the prevailing party shall be entitled to recover reasonable attorney fees incurred in preparation or in prosecution or defense of such suit or action as fixed by the trial court, and if any appeal is taken from the decision of the trial court, reasonable attorney fees as fixed by the appellate court.

12.          Choice of Law. This Agreement is made and shall be construed and performed under the laws of the State of Oregon.

EXECUTION COPY

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

DATED this 27th day of March, 2007.		DATED this 27th day of March, 2007.

AVI BioPharma, Inc.

By:	/s/ Jack Bowman	/s/ Denis R.Burger, Ph.D
Name: Jack Bowman		Denis R.Burger, Ph.D

Its: Chairman